Exhibit 99.3

Letter to Fortress Fund Investors

FORTRESS	1345 AVENUE OF THE AMERICAS 47TH FLOOR NEW YORK, NY 10105 TEL 212 798-6100

February 14, 2017

Dear Investors,

We are pleased to inform you that Fortress Investment Group (“Fortress”) has entered into a definitive agreement to be acquired by SoftBank Group Corp. (“SoftBank”), which has become one of the world’s most successful, innovative and respected companies under the visionary leadership of its founder, Chairman and CEO, Masayoshi Son. (Attached please find the recently issued press release announcing the transaction).

We believe that this transaction will make Fortress a better, stronger and more dynamic company—preserving all of the most important elements of the business we have built, and creating a singular alignment of interests with our limited partners and investment performance. Our overriding focus remains unchanged—delivering strong investment returns and exceptional service to those who have entrusted us with their capital.

We will continue to lead Fortress, as we have for over 15 years, and have committed to substantially increase our already significant personal commitments to Fortress managed funds alongside our limited partners. Specifically, we will reinvest 50% of the after tax proceeds of this transaction into Fortress Funds, and we have also committed to maintain 90% of the value of our current Fortress-managed investments for four years, which we expect will include the reinvestment of distributions from realizations.

Identifying, investing in, and bringing their own substantial resources to bear in supporting great businesses is an approach that SoftBank has embraced with great success. Fortress will operate as an independent subsidiary, retaining control over investment decisions and processes, personnel, capital formation and new products. Our CIOs and members of our various investment committees remain in place and, along with our other investment professionals, retain significant performance-based economic stakes in Fortress funds.

On day one, we will become a major subsidiary of one of the world’s great companies, with tremendous scale and reach, substantial financial resources, deep experience as one of the world’s most successful technology investors, and a culture aligned with our own focus on performance and innovation.

We are excited to join SoftBank, and we have never been more optimistic or enthusiastic about the prospects for our investors and our business going forward.

Best regards,

Pete Briger        Wes Edens        Randy Nardone

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally identified by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate,” “opportunity,” “pipeline,” “comfortable,” “assume,” “remain,” “maintain,” “sustain,” “achieve” or the negative version of those words or other comparable words. Forward-looking statements are not historical facts, but instead represent only Fortress’s beliefs as of the date of this communication regarding future events, many of which, by their nature, are inherently uncertain and outside of Fortress’s control. Numerous factors could cause actual events to differ from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward-looking statements. Such factors include but are not limited to the following: (1) Fortress may be unable to obtain shareholder approval as required for the proposed merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Fortress may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Fortress may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Fortress’s funds; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (9) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; and (10) the risks described from time to time in Fortress’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Fortress’s filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Fortress to predict or assess the impact of every factor that may cause its actual results to differ from those expressed or implied in any forward-looking statements.

Accordingly, you should not place undue reliance on any forward-looking statements contained in this communication, and you should not regard any forward-looking statement as a representation by Fortress or any other person that the future plans, estimates or expectations currently contemplated by Fortress will be achieved. Fortress can give no assurance that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this communication. Fortress expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Fortress’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Important Additional Information

In connection with the proposed merger, Fortress intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Fortress will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS

ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT FORTRESS WILL FILE OR FURNISH WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed or furnished by Fortress with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Fortress via Fortress’s Public Shareholders section of its website at www.fortress.com or by contacting Investor Relations.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Fortress, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Fortress in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Fortress’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Fortress’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 25, 2016. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Fortress Public Shareholders section of its website at www.fortress.com.